Exhibits 5.1 and 8.1



                        SIDLEY AUSTIN BROWN & WOOD LLP
                               875 Third Avenue
                           New York, New York 10022
                           Telephone: (212) 906-2000
                           Facsimile: (212) 906-2021


                                                          February 28, 2002


Credit Suisse First Boston Mortgage Acceptance Corp.
11 Madison Avenue
New York, New York 10010



       Re: Credit Suisse First Boston Mortgage Acceptance Corp. Mortgage-Backed Pass-Through Certificates, Series 2002-5
              --------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel for Credit Suisse First Boston Mortgage Acceptance Corp., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage-Backed Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of February 1, 2002 (the "Agreement") among the Depositor, DLJ Mortgage Capital, Inc., as a seller (in such capacity, a "Seller"), Washington Mutual Mortgage Securities Corp., as a seller (in such capacity, a "Seller") and a servicer (in such capacity, a "Servicer"), GreenPoint Mortgage Funding, Inc., as a seller (in such capacity, a "Seller") and a servicer (in such capacity, a "Servicer"), Olympus Servicing, L.P., as a servicer (in such capacity, a "Servicer") and as a special servicer (in such capacity, a "Special Servicer"), Chase Manhattan Mortgage Corporation, as a master servicer (in such capacity, a "Master Servicer"), JPMorgan Chase Bank, as trust administrator (the "Trust Administrator") and Bank One, National Association, as trustee (the "Trustee").

     The Certificates will consist of seventy-two classes and will represent the entire beneficial ownership interest in a trust consisting primarily of a pool of conventional, fixed-rate mortgage loans (the "Mortgage Loans"), secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.




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     Based upon the foregoing, we are of the opinion that:

(i) The Pooling and Servicing Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(ii) Assuming that the Certificates have been duly and validly executed and authenticated in the manner contemplated in the Agreement, when delivered and paid for by the purchasers thereof, the Certificates will be validly issued and outstanding and entitled to the benefits of the Agreement.

(iii) As of the Closing Date, each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) an election is made to treat the assets of each REMIC as a REMIC, (ii) compliance with the Pooling and Servicing Agreement, and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. The Regular Interest Certificates represent ownership of regular interests in the REMIC. The Class AR Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement.

     The opinion set forth in paragraph (iii) is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed in clause (iii) above also are based on the assumptions that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents, that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein, and that the issuance of the Securities and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.




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     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof. Very truly yours,


                                        /s/ SIDLEY AUSTIN BROWN & WOOD  LLP